Exhibit 99



[SPRINT LOGO]                                                [NEXTEL LOGO]



Sprint Media Contact:                                Nextel Media Contact:
Nick Sweers, 913-794-3460                            Leigh Horner, 919-465-3712
nicholas.sweers@mail.sprint.com                      leigh.horner@nextel.com


                    SPRINT AND NEXTEL EXPECT TO CLOSE MERGER
                                ON AUG. 12, 2005

OVERLAND PARK, Kan., and RESTON, Va. - August 9, 2005 - Sprint (NYSE: FON) and Nextel Communications Inc. (NASDAQ: NXTL) today announced that they intend to close their proposed merger on Friday, Aug. 12, 2005. The companies have received all required regulatory approvals for the merger.

The proposed merger-of-equals between Sprint and Nextel was announced on Dec. 15, 2004 with a commitment to create Sprint Nextel -- a leading communications provider that will offer a comprehensive range of innovative wireless and wireline products and services to consumer, business and government customers. After the completion of the merger, Sprint Nextel common stock will begin trading on Monday, Aug. 15, 2005, on the New York Stock Exchange under the ticker symbol "S."

About Sprint
Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A FORTUNE 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.

About Nextel
Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500 companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 297 of the top 300 U.S. markets where approximately 264 million people live or work.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the combined company, including expected synergies resulting from the merger of Sprint and Nextel, future technology plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the



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combined company in connection with consummation of the merger; the satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Sprint's and Nextel's respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended December 31, 2004 as amended, and their respective quarterly reports on Form 10-Q filed in 2005. This document speaks only as of its date, and Sprint and Nextel each disclaims any duty to update the information herein.